FOR IMMEDIATE RELEASE

October 25, 2013

Contact:  Susan Jordan

     732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW ACQUISITION

Freehold, New Jersey…. October 25, 2013 ……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a 558,600 square foot industrial building located at 4555 West Highway 146, Oldham County, Buckner, Kentucky at a purchase price of $27,070,616.  The property, developed by and purchased from Atlanta-based Industrial Developments International (IDI), is net-leased for 20 years to Ralcorp Holdings, Inc., a division of ConAgra Foods, Inc., a Delaware corporation. The building is situated on approximately 57 acres in the Louisville MSA and is expandable by approximately 200,000 additional square feet.

Michael P. Landy, President and CEO, commented, “Ralcorp/ConAgra is one of North America’s largest packaged food companies. This new Class A built-to-suit distribution center is adjacent to one of Ralcorp’s manufacturing facilities and is leased for 20 years. Monmouth has a very high caliber tenant base and the addition of Ralcorp/ConAgra to our growing list of investment grade tenants enhances this strength. Additionally, our portfolio is now diversified across twenty-seven states, with this acquisition representing our first property in the State of Kentucky. Kentucky is home to thousands of domestic companies as it is strategically very well located from a distribution perspective. Trucks can reach about two-thirds of the US population within a day, it ranks third amongst US states in air cargo volume, and it is a premium location for rail service. It also ranks second in the nation in job growth. With this acquisition, our high quality portfolio of industrial assets has eclipsed the 10 million rentable square foot threshold and is now at approximately 10.2 million rentable square feet and growing.”

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in net-leased industrial properties subject to long-term leases primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of seventy-seven industrial properties and one shopping center located in twenty-seven states, containing a total of approximately 10.2 million rentable square feet.  In addition, the Company owns a portfolio of REIT securities.

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